EXHIBIT 99.1

SRA Announces Financial Results for Fourth

Quarter and Fiscal Year 2003

•	Revenue: $127.1M for Fiscal Fourth Quarter, $450.4M for Fiscal Year 2003
•	Net Income: $8.5M for Fiscal Fourth Quarter, $29.7M for Fiscal Year 2003
•	Diluted EPS: $0.35 for Fiscal Fourth Quarter, $1.25 for Fiscal Year 2003

FAIRFAX, Va. – August 4, 2003 – SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced operating results for the fourth quarter and fiscal year 2003, which ended June 30, 2003.

Revenue for the quarter increased 25% from $101.4 million in the June 2002 quarter to $127.1 million. For the year revenue also increased 25%, from $361.2 million in fiscal year 2002 to $450.4 million in fiscal year 2003.

Operating income for the quarter increased 75% from $7.7 million in the June 2002 quarter to $13.5 million. Full-year operating income more than doubled from $18.5 million in fiscal year 2002 to $42.0 million in fiscal year 2003. Operating income margin for the quarter was 10.6% and for the year was 9.3%, compared to 7.6% and 5.1% for the fourth quarter and fiscal year 2002, respectively.

Net income for the quarter increased 93% from $4.4 million (4.3% of revenue) in the June 2002 quarter to $8.5 million (6.7% of revenue). Net income for fiscal year 2003 increased 163% from $11.3 million (3.1% of revenue) in fiscal year 2002 to $29.7 million (6.6% of revenue). Net income for fiscal year 2003 includes a $0.6 million after-tax gain on the sale of our equity investment in Mail2000 and a $2.8 million after-tax gain from the sale of the Assentor practice. Management believes that excluding these one-time fiscal year 2003 gains, yielding a fiscal year 2003 net income of approximately $26.2 million, provides a better baseline against which fiscal year 2004 guidance may be compared.

Diluted earnings per share for the quarter increased 59% from $0.22 for the June 2002 quarter to $0.35. Similarly, diluted EPS for the year were up 89% from $0.66 in fiscal year 2002 to $1.25. Excluding the one-time gains described above, fiscal year 2003 diluted EPS was $1.10. The diluted weighted average share count for the year increased 39%, from 17.0 million shares in fiscal year 2002 to 23.7 million shares in fiscal year 2003, primarily as a result of the company’s initial public offering in May 2002.

On June 18, 2003, the company priced a follow-on public offering of 3,025,000 shares of class A common stock, including 532,000 shares sold by stockholders, at $30.00 per share. On June 20, 2003, the underwriters exercised their option to purchase an additional 453,750 shares to cover over-allotments, of which 33,878 shares were issued by SRA and 419,872 shares were sold by stockholders. The shares were offered through underwriters led by Citigroup Global Markets Inc., Goldman, Sachs & Co., Legg Mason Wood Walker, Incorporated, Adams, Harkness & Hill, Inc., BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., and RBC

Dain Rauscher Inc. SRA received net proceeds before expenses of approximately $72 million; SRA did not receive any proceeds from shares sold by stockholders.

Ernst Volgenau, SRA President and Chief Executive Officer, stated, “This quarter our company continued to execute well, and we completed an excellent year. This is our 25th consecutive year of revenue growth and profitability. We are pleased with the increases in revenue and the continuing expansion of margins. Looking forward to fiscal year 2004, our visibility into revenue and profit is excellent.”

Chief Financial Officer Stephen Hughes added, “We embarked on a follow-on offering to provide additional financial flexibility and broaden our shareholder base. We achieved these objectives and are now positioned to supplement organic growth with a more assertive program of strategic acquisitions.”

New Business Awards

During the fourth quarter, SRA won new business with potential value of $208 million. A description follows of four key contract awards:

•	SRA won a competitive task order to provide full life-cycle information technology (IT) services to the U.S. Marine Corps Command, Control, Communications and Computers Chief Information Officer (USMC C4 CIO) Directorate. The task order was awarded under the Millennia Government Wide Acquisition Contract and has a potential value of $115 million over seven years if all options are exercised. The work includes program management; communications architecture; information assurance; public key infrastructure; workforce planning; knowledge management; IT capital planning and investment; satellite system planning and support; and the acquisition of hardware and software.

•	SRA was awarded a competitive task order to provide IT services to modernize and field systems that support Army soldiers at installations worldwide. SRA will convert the Army’s existing installation support modules (ISMs) to Web-enabled systems. This will enhance user access; improve standardization; reduce costs; improve the in- and out-processing procedures; and support transitioning soldiers from active duty to reserve status, retirement, or discharge. The task order, awarded under General Services Administration Federal Supply Schedule, has an estimated value of $25 million over five years if all options are exercised.

•	SRA received a competitive task order to provide system integration and engineering support for the Defense Information Systems Agency (DISA) Defense Collaboration Tool Suite (DCTS). The task order, awarded under the DISA Next Generation Engineering Services contract, has an estimated value of $3.4 million over one year. DCTS enables military forces to link command, control, communications, computers, intelligence and mission planning systems together on a common network and supports voice and video conferencing, document and application sharing, and instant messaging worldwide.

•	SRA was awarded a competitive contract valued at $8.5 million over five years, if all options are exercised, to provide services to operate and manage the U.S. General Services Administration Federal Acquisition Institute (FAI). SRA will conduct research relating to acquisition by executive agencies; develop a competency-based acquisition career model; develop collaborative partnerships with academic and professional associations; design and develop training; enhance the current FAI Online University; sponsor training events; and conduct communications outreach to inform the acquisition workforce of FAI products and services.

The Company’s backlog increased by $81 million to nearly $1.6 billion during the June 2003 quarter. For the fiscal year the Company won $841 million in new business and increased backlog of signed business orders more than 50%.

Forward Guidance

The Company is issuing initial guidance for the first quarter of fiscal year 2004 and raising its forward guidance for fiscal year 2004. The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time:

Measure	Quarter Ending September 30, 2003	Fiscal Year Ending June 30, 2004
Revenue (in millions)	$125-$130	$540-$560

Diluted EPS	$0.26-$0.28	$1.18-$1.26

Diluted Share Equivalents (in millions)	27.0	27.2

The fiscal year 2004 guidance range for revenue is $5 million higher than the range given on May 5, 2003. Net income implied by the guidance is also higher than that provided on May 5, 2003. The fiscal year 2004 diluted EPS guidance includes the effect of the additional 2.5 million shares sold by the company in the June 2003 follow-on offering. Controlling for the effect of the shares sold in the follow-on offering, the lower end of the fiscal year 2004 diluted EPS guidance is higher by 2¢ and the upper end of the fiscal year 2004 diluted EPS guidance is higher by 5¢ than that provided on May 5, 2003.

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions to clients in national security, health care and public health, and civil government. SRA services include strategic consulting; systems design, development, and integration; and outsourcing and operations management. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies and technology, enterprise architecture, network operations and management, and enterprise systems management.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for four consecutive years. The Company’s 2,600 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about expected future financial performance and about the estimated value of the task orders and work to be performed under new contracts, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenues, our ability to maintain our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts, and other factors discussed in our amended Registration Statement on Form S-1 declared effective by the SEC on June 18 2003. In addition, the forward-looking statements included in this press release represent our views as of August 4, 2003. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 4, 2003.

CONTACTS:
Stuart Davis	Stephen Hughes
Director, Investor Relations	Senior Vice President and CFO
SRA International, Inc.	SRA International, Inc.
(703) 502-7731	(703) 227-7010
stuart_davis@sra.com	steve_hughes@sra.com

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

		Three Months Ended		Year Ended
		6/30/02	6/30/03	6/30/02	6/30/03
Revenue		$101,442	$127,121	$361,197	$450,375
Operating costs and expenses:
Cost of services		71,064	88,872	258,863	316,672
Selling, general, and administrative		20,515	22,212	76,143	82,753
Depreciation and amortization		2,150	2,543	7,684	8,962

Total operating costs and expenses		93,729	113,627	342,690	408,387

Operating income		7,713	13,494	18,507	41,988
Interest expense		(108)	(10)	(433)	(111)
Interest income		135	302	332	1,498
Gain on sale of equity method investment	(a)	—	—	373	1,031
Gain on sale of Assentor practice	(b)	—	—	—	4,685
Other income	(c)	—	—	1,775	—

Income before taxes		7,740	13,786	20,554	49,091
Provision for income taxes		3,357	5,308	9,277	19,431

Net income		$4,383	$8,478	$11,277	$29,660

Earnings per share:
Basic		$0.26	$0.38	$0.77	$1.39

Diluted		$0.22	$0.35	$0.66	$1.25

Weighted-average shares:
Basic		17,040,132	22,071,555	14,630,512	21,345,155

Diluted		19,602,921	24,210,355	17,030,717	23,729,986

(a)	Non-recurring items reflecting the receipt of escrow payments in each period related to the sale of our minority interest in Mail2000, Inc. in February 2001.
(b)	Non-recurring item reflecting the sale of our Assentor practice in October 2002.
(c)	Non-recurring item reflecting the reversal of reserve expense related to the resolution of an Internal Revenue Service audit matter.

Consulting and Systems Integration Segment Statements of Operations Data

(in thousands)

	Three Months Ended		Year Ended
	6/30/02	6/30/03	6/30/02	6/30/03
Revenue	$100,055	$127,121	$356,246	$449,298
Operating costs and expenses:
Cost of services	70,351	88,872	255,692	315,898
Selling, general, and administrative	19,513	22,212	68,518	82,417
Depreciation and amortization	2,098	2,543	7,371	8,949

Total operating costs and expenses	91,962	113,627	331,581	407,264

Operating income	$8,093	$13,494	$24,665	$42,034

Emerging Technologies Segment Statements of Operations Data

(in thousands)

	Three Months Ended		Year Ended
	6/30/02	6/30/03	6/30/02	6/30/03
Revenue	$1,387	$—	$4,951	$1,077
Operating costs and expenses:
Cost of services	713	—	3,171	774
Selling, general, and administrative	1,002	—	7,625	336
Depreciation and amortization	52	—	313	13

Total operating costs and expenses	1,767	—	11,109	1,123

Operating loss	$(380)	$—	$(6,158)	$(46)

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	As of
	6/30/02	6/30/03
Current assets:
Cash and cash equivalents	$87,137	$158,264
Short-term investments	—	433
Accounts receivable, net	95,862	119,224
Prepaid expenses and other	6,283	12,434
Deferred income taxes, current	4,573	5,980

Total current assets	193,855	296,335

Property and equipment, net	19,207	20,641

Other assets:
Goodwill	2,957	36,171
Identified intangibles, net	2,092	6,120
Deferred compensation trust	3,394	3,483
Deferred income taxes, noncurrent	4,185	1,308
Investments and other	603	653

Total other assets	13,231	47,735

Total assets	$226,293	$364,711

Current liabilities:
Accounts payable	$13,267	$18,640
Accrued payroll and employee benefits	20,942	26,614
Accrued expenses	19,997	26,077
Current portion of long-term debt	1,600	400
Billings in excess of revenue recognized	6,480	4,949

Total current liabilities	62,286	76,680

Long-term debt, net of current portion	400	—
Other long-term liabilities	4,163	5,016

Total liabilities	66,849	81,696

Stockholders’ equity:
Preferred stock, $0.20 par value	—	—
Class A common stock, $0.004 par value	74	93
Class B common stock, $0.004 par value	43	40
Additional paid-in capital	129,567	224,808
Treasury stock, at cost	(45,422)	(47,057)
Notes receivable from stockholders	(78)	—
Deferred stock-based compensation	(720)	(509)
Retained earnings	75,980	105,640

Total stockholders’ equity	159,444	283,015

Total liabilities and stockholders’ equity	$226,293	$364,711

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended
	6/30/02	6/30/03
Cash flows from operating activities:
Net income	$11,277	$29,660
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	7,866	9,042
Stock-based compensation	937	211
Tax benefits of stock option exercises	6,563	12,622
Deferred income taxes	(25,074)	(785)
Gain on sale of equity method investment	(373)	(1,031)
Gain on sale of Assentor practice	—	(4,685)
Working capital changes	8,010	(1,723)

Net cash provided by operating activities	9,206	43,311

Cash flows from investing activities:
Capital expenditures	(5,577)	(9,596)
Purchases of investments	—	(8,353)
Proceeds from sale of investments	—	7,270
Proceeds from sale of equity method investment	373	1,031
Proceeds from sale of Assentor practice	—	4,685
Acquisition of The Marasco Newton Group, Ltd., net of cash acquired	(7,087)	(8,006)
Acquisition of Adroit Systems, Inc., net of cash acquired	—	(33,304)

Net cash used in investing activities	(12,291)	(46,273)

Cash flows from financing activities:
Repayment of equipment loan	(546)	—
Repayment of term loan	(1,600)	(1,600)
Repayment of The Marasco Newton Group, Ltd. debt acquired	(5,195)	—
Repayment of Adroit Systems, Inc. debt acquired	—	(990)
Issuance of common stock, net of offering expenses	99,952	77,950
Reissuance of treasury stock	10,011	1,696
Purchase of treasury stock	(12,408)	(2,967)

Net cash provided by financing activities	90,214	74,089

Net increase in cash and cash equivalents	87,129	71,127
Cash and cash equivalents, beginning of period	8	87,137

Cash and cash equivalents, end of period	$87,137	$158,264

Supplemental disclosures of cash flow information:
Cash paid during the period—
Interest	$524	$131

Income taxes	$27,842	$8,091

Cash received during the period—
Interest	$263	$1,317

Income taxes	$154	$168